MDU Resources Reports Second Quarter 2006 Consolidated Earnings,
Increases 2006 Earnings Guidance

BISMARCK, N.D. - July 28, 2006 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the second quarter of 2006, posting consolidated earnings of $71.3 million, compared to $80.0 million for the second quarter of 2005. The results for second quarter 2005 included a one-time gain of $15.6 million related to the sale of the independent power production segment’s equity interest in a power plant in Brazil and a one-time gain of $5.0 million from the favorable outcome of a rate case proceeding at the pipeline and energy services segment. Earnings per common share, diluted, were 39 cents, compared to 45 cents per common share in 2005. All earnings per common share results and guidance reflect a three-for-two common stock split approved in May by the Board of Directors that took effect July 26 for shareholders of record on July 12.

Highlights for Second Quarter 2006

•	Earnings per common share of 39 cents.

•	Consolidated earnings of $71.3 million.

•	Increased 2006 earnings per share guidance to a range of $1.47 to $1.60, up from previous guidance of $1.43 to $1.57.

Earnings for the six months ended June 30 were $124.3 million or 69 cents per common share, diluted, compared to $114.3 million or 64 cents per common share, diluted, for the first half of 2005.

“We are pleased to report to MDU Resources’ shareholders that we have again achieved very positive second-quarter results on the strength of our diversified business portfolio. Earnings this quarter are especially impressive when considering last year’s results included approximately $20 million in one-time gains. We are excited about what our company has achieved thus far in 2006, and we anticipate a strong finish to the year,” said Martin A. White, chairman of the board and chief executive officer of MDU Resources.

MDU Resources President and Chief Operating Officer Terry D. Hildestad said, “Both our construction materials and mining and our construction services operations had record earnings this quarter and, with continuing strong markets and record backlogs, we are expecting outstanding year-end results.

“Our natural gas and oil production segment also excelled, benefiting from higher commodity prices, reserve additions and production increases, while our regulated businesses continue to provide steady and reliable cash flows for our corporation. With our significant strategic natural resource-based reserves, the talent and dedication of our employees, record backlogs, a strong balance sheet and our commitment to a disciplined approach to growing our company, we look forward to a great 2006 and beyond as we continue to supply the goods and services that keep America strong.”

QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from the company’s targeted growth, revenue and earnings projections.

Business Line	Earnings Second Quarter 2006 (In Millions)	Earnings Second Quarter 2005 (In Millions)
Natural gas and oil production	$31.0	$29.9
Construction materials and mining	25.3	18.4
Construction services*	9.7	3.7
Pipeline and energy services	5.6	8.7
Electric and natural gas distribution	(2.0)	0.5
Independent power production	1.5	18.6
Other	0.2	0.2
Total	$71.3	$80.0
*Formerly utility services

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2006, diluted, are projected in the range of $1.47 to $1.60, an increase from prior guidance of $1.43 to $1.57.
•	The company expects the percentage of 2006 earnings per common share, diluted, by quarter to be in the following approximate ranges:
o	Third quarter - 30 percent to 35 percent
o	Fourth quarter - 20 percent to 25 percent
•	The company’s long-term compound annual growth goal on earnings per share is in the range of 7 percent to 10 percent, although the company has exceeded this level in recent years.
•	The company anticipates investing approximately $590 million in capital expenditures during 2006.

Natural Gas and Oil Production
Earnings at this segment were a record $31.0 million, compared to $29.9 million for the same period in 2005. The earnings increase was the result of average realized natural gas prices that were 4 percent higher and average realized oil prices that were 27 percent higher than 2005, combined with production that increased 6 percent. Partially offsetting these items were increased depreciation, depletion and amortization expense and higher lease operating expenses. The corporation is anticipating solid 2006 results for this group considering its favorable hedge position, strong projected production growth and the strength of the current commodity price market.

In May, this business segment acquired 51 billion cubic feet equivalent of proven natural gas and oil reserves in the Big Horn Basin of Wyoming. Of the 51 Bcfe, 45 percent is oil, 44 percent is natural gas and 11 percent is natural gas liquids. In addition, more than 75 Bcfe of estimated probable and possible reserves are associated with the properties. The purchase price for these properties was approximately $88.5 million, or $1.74 per thousand cubic feet equivalent of proven reserves before accounting and purchase price adjustments, which are customary for natural gas and oil acquisitions of this type.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company’s long-term compound annual growth goal for production is in the range of 7 percent to 10 percent. In 2006, the company expects to exceed the upper end of this range.
•	The company is expecting to drill more than 325 wells in 2006.
•
Estimates of natural gas prices in the Rocky Mountain region for August through December 2006, reflected in the company’s 2006 earnings guidance, are in the range of $5.50 to $6.00 per thousand cubic feet. The company’s estimates for natural gas prices on the NYMEX for August through December, reflected in the company’s 2006 earnings guidance, are in the range of $6.75 to $7.25 per Mcf. During 2005, more than three-fourths of this segment’s natural gas production was priced using Rocky Mountain or other non-NYMEX prices.

•	Estimates of NYMEX crude oil prices for August through December, reflected in the company’s 2006 earnings guidance, are projected in the range of $60 to $65 per barrel.
•
The company has hedged approximately 30 percent to 35 percent of its estimated natural gas production and 15 percent to 20 percent of its estimated oil production for the last six months of 2006. For 2007, the company has hedged approximately 20 percent to 25 percent of its estimated natural gas production. The hedges that are in place as of July 27, 2006, are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	7/06 - 12/06	920,000	$6.00-$7.60
Natural Gas	Ventura	7/06 - 12/06	1,840,000	$6.655
Natural Gas	Ventura	7/06 - 12/06	920,000	$6.75-$7.71
Natural Gas	Ventura	7/06 - 12/06	920,000	$6.75-$7.77
Natural Gas	Ventura	7/06 - 12/06	920,000	$7.00-$8.85
Natural Gas	NYMEX	7/06 - 12/06	920,000	$7.75-$8.50
Natural Gas	Ventura	7/06 - 12/06	920,000	$7.76
Natural Gas	CIG	7/06 - 12/06	920,000	$6.50-$6.98
Natural Gas	CIG	7/06 - 12/06	920,000	$7.00-$8.87
Natural Gas	Ventura	7/06 - 12/06	460,000	$8.50-$10.00
Natural Gas	Ventura	7/06 - 12/06	460,000	$8.50-$10.15
Natural Gas	Ventura	7/06 - 10/06	615,000	$9.25-$12.88
Natural Gas	Ventura	7/06 - 10/06	615,000	$9.25-$12.80
Natural Gas	CIG	11/06 - 12/06	305,000	$7.00-$8.65
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$8.00-$11.91
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.80
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.75
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$7.50-$10.55
Natural Gas	CIG	1/07 - 12/07	1,825,000	$7.40
Natural Gas	CIG	1/07 - 12/07	1,825,000	$7.405
Natural Gas	Ventura	1/07 - 12/07	1,460,000	$8.25-$10.80
Natural Gas	CIG	1/07 - 12/07	912,500	$7.50-$9.12
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$8.29
Natural Gas	Ventura	11/06 - 3/07	755,000	$8.00-$9.80
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$7.85-$9.70
Crude Oil	NYMEX	7/06 - 12/06	92,000	$43.00-$54.15
Crude Oil	NYMEX	7/06 - 12/06	73,600	$60.00-$69.20
Crude Oil	NYMEX	7/06 - 12/06	46,000	$60.00-$76.80

*Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Construction Materials and Mining
The construction materials and mining segment had record second-quarter earnings of $25.3 million, a 37 percent increase compared to $18.4 million in 2005. Strong demand for construction services and materials and higher margins were major contributors to the increase. Volumes were higher in all major product lines including aggregate, ready-mixed concrete and asphalt. Companies acquired since the comparable prior period added to the growth. Record backlog and strong markets are expected to continue to drive results for this business segment.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Ready-mixed concrete and aggregate volumes for 2006 are expected to be higher than the record levels achieved in 2005. Asphalt volumes are expected to be slightly lower than 2005 record volumes.
•	Work backlog as of June 30 was approximately $763 million, including acquisitions, compared to $740 million at June 30, 2005.
•
A key element of the company’s long-term strategy for this business is to further expand its presence in the higher-margin materials business (rock, sand, gravel and related products), complementing the company’s ongoing efforts to increase margin by building a more profitable backlog of business and carefully managing costs.

•	Strong market and product demand, cost containment initiatives and continued operational improvement in Texas are expected to result in improved margins over 2005.

Construction Services
This segment, formerly called utility services, had record second-quarter earnings of $9.7 million, a 165 percent increase over the $3.7 million achieved in second quarter 2005. Increased workloads, higher inside construction margins and stronger equipment sales and rentals led the growth. Excellent performance from recent acquisitions also contributed to record earnings. This group is well positioned in a number of high growth markets and has a record backlog that is 46 percent higher than last year.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Revenues in 2006 are expected to be significantly higher than 2005 record levels.
•	The company anticipates margins to strengthen in 2006 as compared to 2005 levels.
•	Work backlog as of June 30 was approximately $523 million, including acquisitions, compared to $358 million at June 30, 2005.

Pipeline and Energy Services
This segment had strong earnings of $5.6 million in the second quarter of 2006. Significantly higher volumes of natural gas transported to storage, higher storage services revenue and gathering volumes and rates contributed positively to the quarter. Earnings compare to $8.7 million in 2005, which included a one-time $5.0 million after-tax gain from the resolution of a rate proceeding. This group continues to enhance the value of the corporation’s natural gas reserves in the Rocky Mountain region by providing access to broader markets.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Firm capacity for the Grasslands Pipeline is 90,000 Mcf per day with possible expansion to 200,000 Mcf per day. Based on anticipated demand, incremental expansions are forecasted over the next few years beginning as early as 2008.

•	In 2006, total gathering and transportation throughput is expected to increase approximately 5 percent to 10 percent over 2005 levels.

Electric and Natural Gas Distribution
The combined utility businesses experienced a loss of $2 million, compared to earnings of $500,000 for the same period in 2005. Earnings were negatively affected by lower electric margins, including lower sales for resale prices and volumes and higher retail fuel and purchased power costs, largely timing. Also contributing to the decline were lower weather-related natural gas margins caused by weather that was 27 percent warmer than last year and 32 percent warmer than normal, higher operating expenses because of a scheduled outage at an electric generating facility, and higher payroll-related costs from an early retirement program at Great Plains Natural Gas Co. that will improve the future returns of this business. As in past years, these operations are expected to continue to provide steady and reliable earnings and cash flows for the corporation this year.

MDU Resources announced July 9 that it had entered into a definitive merger agreement to acquire Cascade Natural Gas Corp. (NYSE:CGC) for cash consideration of $26.50 per share. The total value of the transaction, including the assumption of certain indebtedness, is approximately $475 million. The completion of this acquisition is subject to the approval of Cascade’s shareholders and various regulatory authorities. Cascade serves 235,000 customers in western and south central Washington and south central and eastern Oregon. When the transaction is completed, Cascade will become a wholly owned subsidiary of MDU Resources, continuing to operate as Cascade Natural Gas Corp.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company is analyzing potential projects for accommodating load growth and replacing an expiring purchased power contract with company-owned generation. This will add to the company’s base-load capacity and rate base. New generation is projected to be on line by 2011. A decision on the project to be built is anticipated by early 2007.

•
As described earlier, the corporation has entered into a definitive merger agreement to acquire Cascade Natural Gas Corp. When the acquisition is completed, it is expected to significantly enhance regulated earnings and cash flows. Regulatory approvals are anticipated to be obtained by mid-year 2007.

•
In September 2004, a natural gas rate case was filed with the Minnesota Public Utilities Commission requesting a revenue increase of $1.4 million annually, or approximately 4 percent. An interim increase of $1.4 million annually was effective Jan. 10, 2005, subject to refund. The final order in the amount of $481,000 annually, or 1.3 percent, was issued in May. A compliance filing will be submitted in August for Commission approval. The company has adequately reserved for the revenue subject to refund.

•	These businesses continue to pursue non-regulated growth by continuing to expand energy-related services.

Independent Power Production
Earnings at this business were $1.5 million, compared to $18.6 million in the second quarter of 2005. Earnings were lower primarily because of the absence of the $15.6 million gain from the 2005 sale of the company’s equity interest in a Brazilian electric generating facility; higher interest expense; and lower capacity revenues at the Brush, Colo., electric generating facility.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Earnings at this segment are expected to be minimal in 2006, reflecting primarily the sale of the company’s Brazilian electric generating facility in June 2005, significantly higher interest expense related to the construction of the Hardin Generating Facility and lower revenues because of the bridge contract renewal at the Brush Generating Facility. The bridge contract will be replaced by a more favorably priced 10-year contract in April 2007.

•
This segment is focused on redeploying the funds from the June 2005 sale of the Brazilian facility and continues to explore for investment opportunities both domestically and internationally, using the corporation’s disciplined approach for acquisitions.

Upcoming Webcast
The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A replay will be available. An audio replay also will be available by calling (800) 642-1687 or (706) 645-9291, access code 2534001.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board and chief executive officer and president and chief operating officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements:

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•
The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
The company’s pending acquisition of Cascade may be delayed or may not occur if certain conditions are not satisfied. Upon completion of the acquisition, the company may not be able to integrate Cascade’s operations effectively.

•
One of the company’s subsidiaries has filed suit against a non-affiliated natural gas producer which has been conducting drilling and production operations which the subsidiary believes is causing diversion and loss of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or regulatory process, its storage operations could be adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues, as evidenced by hurricanes in the Gulf Coast region in 2005 causing some reduction in natural gas and oil production.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
▪	Acquisition, disposal and impairments of assets or facilities.
▪	Changes in operation, performance and construction of plant facilities or other assets.
▪	Changes in present or prospective generation.
▪	The availability of economic expansion or development opportunities.
▪	Population growth rates and demographic patterns.
▪	Market demand for, and/or available supplies of, energy- and construction-related products and services.
▪	Cyclical nature of large construction projects at certain operations.
▪	Changes in tax rates or policies.
▪	Unanticipated project delays or changes in project costs, including related energy costs.
▪	Unanticipated changes in operating expenses or capital expenditures.
▪	Labor negotiations or disputes.
▪	Inability of the various contract counterparties to meet their contractual obligations.
▪	Changes in accounting principles and/or the application of such principles to the company.
▪	Changes in technology.
▪	Changes in legal or regulatory proceedings.
▪	The ability to effectively integrate the operations and the internal controls of acquired companies.
▪	The ability to attract and retain skilled labor and key personnel.
▪	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A - Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, natural gas pipelines and energy services, electric and natural gas utilities, and construction services. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media:
Linda Donlin, director of communications and public relations, (701) 530-1700

MDU Resources Group, Inc.

Three Months Ended June 30,		Six Months Ended June 30,
2006	2005	2006	2005
(In millions, where applicable) (Unaudited)
Consolidated Statements of Income

Operating revenues:
Electric	$40.9	$41.1	$85.9	$85.4
Natural gas distribution	45.8	54.7	198.1	199.7
Construction services	243.2	136.9	467.0	250.8
Pipeline and energy services	103.1	101.4	230.1	194.2
Natural gas and oil production	114.1	97.7	242.5	184.8
Construction materials and mining	484.9	394.0	718.6	581.1
Independent power production	11.7	13.7	23.0	23.5
Other	2.3	1.4	4.1	2.7
Intersegment eliminations	(72.2)	(70.7)	(180.2)	(147.7)
	973.8	770.2	1,789.1	1,374.5
Operating expenses:
Fuel and purchased power	16.9	14.5	33.2	30.7
Purchased natural gas sold	39.4	46.7	166.3	160.2
Operation and maintenance	690.9	515.3	1,175.4	845.3
Depreciation, depletion and amortization	69.1	51.6	132.5	104.5
Taxes, other than income	33.1	28.6	66.2	55.2
	849.4	656.7	1,573.6	1,195.9
Operating income:
Electric	1.9	4.4	9.3	11.3
Natural gas distribution	(4.5)	(1.9)	3.7	6.6
Construction services	17.3	6.9	27.4	11.1
Pipeline and energy services	11.1	16.2	20.3	23.5
Natural gas and oil production	51.8	49.8	119.6	97.3
Construction materials and mining	46.4	34.5	35.9	25.0
Independent power production	.2	3.5	(1.2)	3.7
Other	.2	.1	.5	.1
	124.4	113.5	215.5	178.6
Earnings from equity method investments	2.9	15.4	6.1	16.7
Other income	2.9	1.5	5.3	2.7
Interest expense	19.1	13.3	33.2	26.4
Income before income taxes	111.1	117.1	193.7	171.6
Income taxes	39.6	36.9	69.0	57.0
Net income	71.5	80.2	124.7	114.6
Dividends on preferred stocks	.2	.2	.4	.3

Earnings on common stock:
Electric	.5	1.8	4.3	4.9
Natural gas distribution	(2.5)	(1.3)	2.8	3.5
Construction services	9.7	3.7	15.1	5.6
Pipeline and energy services	5.6	8.7	10.2	12.0
Natural gas and oil production	31.0	29.9	72.2	58.8
Construction materials and mining	25.3	18.4	16.4	9.9
Independent power production	1.5	18.6	2.8	19.3
Other	.2	.2	.5	.3
	$71.3	$80.0	$124.3	$114.3
Earnings per common share:
Basic	$.40	$.45	$.69	$.65
Diluted	$.39	$.45	$.69	$.64
Dividends per common share	$.1267	$.1200	$.2534	$.2400
Weighted average common shares
outstanding:
Basic	179.9	177.5	179.9	177.1
Diluted	181.1	178.6	181.0	178.1

Operating Statistics

Electric (thousand kWh):
Retail sales	563,038	554,679	1,175,913	1,159,175
Sales for resale	85,235	115,346	251,644	313,346

Natural gas distribution (Mdk):
Sales	4,587	5,320	18,840	21,157
Transportation	2,813	2,972	7,175	6,938

Pipeline and energy services (Mdk):
Transportation	35,129	27,297	61,257	48,851
Gathering	21,194	19,692	42,926	39,666

Natural gas and oil production:
Natural gas (MMcf)	15,242	14,627	30,604	29,054
Oil (MBbls)	471	406	921	773
Average realized natural gas price	$5.72	$5.49	$6.29	$5.26
Average realized oil price	$54.00	$42.60	$50.43	$41.21

Construction materials and mining (000’s):
Aggregates (tons sold)	13,341	11,023	19,425	16,929
Asphalt (tons sold)	2,356	2,139	2,689	2,500
Ready-mixed concrete (cubic yards sold)	1,260	1,224	1,971	1,884

Independent power production:*
Net generation capacity (kW)	437,600	279,600	437,600	279,600
Electricity produced and sold (thousand kWh)	202,778	90,762	291,275	128,012

Other Financial Data**
Book value per common share			$11.09	$9.80
Dividend yield (indicated annual rate)			2.1%	2.6%
Price/earnings ratio***			15.5x	13.9x
Market value as a percent of book value			220.1%	191.6%
Return on average common equity***			15.1%	14.4%
Fixed charges coverage, including preferred dividends***			6.1x	5.4x
Total assets			$4,829.4	$4,095.7
Total equity			$2,010.5	$1,774.4
Long-term debt (net of current maturities)			$1,299.2	$1,119.7
Capitalization ratios:
Common equity			60%	61%
Preferred stocks			1	---
Long-term debt (net of current maturities)			39	39
			100%	100%

* Excludes equity method investments
** Reported on a year-to-date basis only
*** Represents 12 months ended